EXHIBIT 99.1

   Carrollton Bancorp Reports 31% Decrease in First Quarter Net Income Resulting from Increases in Operating Expenses Relating to Other Real
Estate Owned and Legal Fees and Also Announces a $0.12 Quarterly Dividend

    BALTIMORE--(BUSINESS WIRE)--April 30, 2007--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the first quarter of 2007 of $601,000 ($0.21 per diluted share) compared to $868,000 ($0.31 per diluted share) for the first quarter of 2006, a 31% decrease.

    Carrollton Bancorp also announced a quarterly dividend of $0.12 per share, payable June 1, 2007 to shareholders of record on May 14, 2007.

    The Company's earning performance in the first quarter is being impacted primarily by compression of the net interest margin, which management believes is a consistent issue facing banks across the country as well as increased expenses relating to the disposition of Other Real Estate Owned and increased legal fees. Mr. Robert A. Altieri, President and Chief Executive Officer, stated that "as we continue to experience a stationary Fed Funds rate and hear uncertain news about the housing market, the yield on earning assets is expected to remain fairly flat or decrease slightly". This forecast is based on the expectation that the Fed Funds rate will remain unchanged in 2007. He also stated that "there will be increased competition for core deposits, which will likely cause an increase in our cost of funds". Mr. Altieri continued and stated "the 7 basis point drop in the Company's net interest margin is relatively small compared to industry averages; however, the Company must take an aggressive position in reducing operating expenses to improve core earnings".

    In 2001, Carrollton Bancorp committed itself to a strategic focus on commercial lending, and Carrollton Bancorp's balance sheet continues to reflect this focus. Total assets for the period ended March 31, 2007 compared to March 31, 2006 reflect a 1% decrease to $347.6 million in total assets. The decrease was the result of the Company utilizing its cash position to reduce Federal Home Loan Bank
(FHLB) advances by $15 million. During the same period, loans increased 6% or $15.8 million, with commercial loans increasing 6% or $3.1 million. Total deposits increased 3% or $7.2 million to $278.0 million with the majority of the increase in certificates of deposit. During the same period, stockholders' equity increased 5% or $1.6 million to $35.3 million or 10.15% of total assets.

    The asset quality of the loan portfolio continues to be strong despite the delinquency of a significant commercial loan by a single borrower. Management believes that the Company is sufficiently reserved and the overall loan quality is healthy. The Company recorded a provision for loan losses of $66,000 in the first quarter of 2007 and none in the first quarter of 2006. The allowance for loan losses represented 1.18% of outstanding loans as of March 31, 2007.

    For the quarter ended March 31, 2007, net interest income was $3.4 million or 2% lower than the same quarter in 2006. The decrease in net interest income was due to the compression of the Company's net interest margin to 4.34% for the quarter ended March 31, 2007 from 4.41% in the comparable quarter in 2006. Average interest earning assets increased slightly to $322.2 million at March 31, 2007 from $321.4 million at March 31, 2006. The $9.4 million increase in average gross loans and the $7.2 million increase in average investment securities were funded primarily by the $14.9 decrease in short term investments.

    Non interest income continues to be a large contributor to the Company's profitability. The majority of the Company's non interest income is derived from three sources: the Bank's Electronic Banking Division, Carrollton Mortgage Services, Inc. (CMSI), and Carrollton Financial Services, Inc., the latter two wholly owned subsidiaries of Carrollton Bank. Non interest income decreased 59% or $2.3 million to $1.6 million in the first quarter of 2007 compared to the first quarter of 2006. This decrease was due primarily to the $2.2 million gain on the sale of securities in 2006, a 10% or $60,000 decrease in the fees and commissions earned by CMSI, and a 28% or $163,000 decrease in Point of Sale revenue. The Bank did see slight increases in service charge income ($15,000) and brokerage commissions ($21,000), which partially offset the decreases discussed above. Service Charge income will be adversely affected for the remaining of the year as a result of actions taken by the Company in September 2006 to exit the money services business (MSB).

    Non-interest expenses were $4.1 million in the first quarter of 2007 compared to $6.1 million in 2006, a decrease of $2.0 million or 33%. The decrease was due primarily to the $2.3 million prepayment penalty in 2006 for the restructuring of a $35 million FHLB of Atlanta advance at 6.84%, maturing February 2, 2010. Salaries and employee benefits decreased $111,000 due to lower incentives paid due to the slowdown in the housing market and lower administrative expenses related to the pension plan, which is frozen. These decreases were offset by the 36% or $336,000 increase in other operating expenses. This increase was due to the loss of $147,000 on the disposal of an Other Real Estate Owned property, $119,000 increase in legal and collection fees due to the delinquency of a significant commercial loan and increases in software maintenance related to new products or processes being implemented and increases in various other operating expenses.

    Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., both wholly owned subsidiaries of the Bank. The Company expects to open a new full service branch in Cockeysville at the intersection of Scott Adam and York Road in June, 2007.

    This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

    A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company's Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
-----------------------------------
Carrollton Bancorp
-----------------------------------
                                       Three Months Ended March 31,
                                     ---------------------------------
                                        2007         2006     %Change
                                     ------------ --------------------
                                     (unaudited)  (unaudited)
----------------------------------------------------------------------
Results of Operations
-----------------------------------
Net interest income                   $3,428,715   $3,483,721      -2%
Provision for loan losses                 66,000            -
Noninterest income                     1,598,570    3,940,251     -59%
Noninterest expenses                   4,089,425    6,088,968     -33%
Income taxes                             270,968      467,146      42%
Net income                               600,892      867,858     -31%

Per Share
Net income - diluted                       $0.21        $0.31     -32%
Cash dividends declared                     0.12         0.11       9%
Book value                                 12.51        11.99       4%
Common stock closing price                 17.69        15.95      11%

At March 31
-----------------------------------
Short term investments                $1,168,459  $13,602,449     -91%
Investment securities                 53,804,630   49,083,150      10%
Gross loans (net of unearned
 income) (a)                         270,940,354  255,136,797       6%
Earning assets                       327,511,043  316,373,010       4%
Total assets                         347,595,658  349,561,436      -1%
Total deposits                       277,999,187  270,757,683       3%
Shareholders' equity                  35,291,014   33,735,781       5%

Common shares outstanding              2,821,195    2,813,268
-----------------------------------

Average Balances
-----------------------------------
Short term investments                $1,425,172  $16,350,060     -91%
Investment securities (b)             53,340,822   46,147,699      16%
Gross loans (net of unearned
 income) (a)                         265,808,025  256,423,077       4%
Earning assets                       322,155,980  321,390,255       0%
Total assets                         344,175,654  354,044,356      -3%
Total deposits                       276,844,432  268,273,961       3%
Shareholders' equity                  34,977,897   34,710,171       1%

Earnings Ratios
-----------------------------------
Return on average total assets              0.70%        0.98%
Return on average shareholders'
 equity                                     6.87%       10.00%
Net interest margin                         4.34%        4.41%

Credit Ratios
-----------------------------------
Nonperforming assets as a percent
 of period-end loans and foreclosed
 real estate                                1.63%        0.65%
Allowance to total loans                    1.18%        1.36%
Net loan losses to average loans           -0.07%        0.00%

Capital Ratios (period end)
-----------------------------------
Shareholders' equity to total
 assets                                    10.15%        9.65%
Leverage capital                            9.92%        9.30%
Tier 1 risk-based capital                  12.15%       12.02%
Total risk-based capital                   13.44%       13.42%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale


    CONTACT: Carrollton Bancorp
             James M. Uveges, Chief Financial Officer
             410-536-7308